Exhibit 99.1

Magellan Petroleum Announces Date for Annual Meeting

DENVER, October 2, 2014, /Marketwired/ -- Magellan Petroleum Corporation ("Magellan" or the "Company") (NASDAQ: MPET) today announced that the Company's upcoming annual meeting of shareholders will be held at 10:00 a.m. Eastern Time on December 11, 2014, at Four Points by Sheraton Hotel located at 4343 Collins Avenue, Miami Beach, Florida. In addition, the Company announced that the Board of Directors has fixed October 20, 2014, as the record date for the determination of the shareholders of the Company entitled to notice of and to vote at the annual meeting of shareholders.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company focused on the development of a CO2-enhanced oil recovery ("CO2-EOR") program at Poplar Dome in eastern Montana and the exploration of unconventional hydrocarbon resources in the Weald Basin, onshore UK. Magellan also owns an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, which the Company currently plans to farm-out; and an 11% ownership stake in Central Petroleum Limited (ASX: CTP), a Brisbane based junior exploration and production company that operates one of the largest holdings of prospective onshore acreage in Australia. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello
Manager, Investor Relations
+1 720.484.2404
IR@magellanpetroleum.com